Exhibit 99.1
Earthstone Announces Warburg Pincus Disposition of Remaining Shares
Share Sale Increases Public Float by ~25%

The Woodlands, Texas, August 7, 2023 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”), today announced that Warburg Pincus LLC and its affiliates (“Warburg Pincus”) recently sold its remaining 12.9 million shares of Earthstone’s Class A common stock. Effective with this sale, Warburg Pincus no longer holds any shares of Earthstone’s Class A or Class B common stock.

Management Comment

Robert J. Anderson, President and Chief Executive Officer of Earthstone, stated, “We appreciate the opportunity to have partnered with Warburg Pincus over the past several years and thank them for their contribution to our growth and success. Warburg has efficiently sold its entire position of approximately 26.4 million shares of Class A Common stock in less than one calendar year. This recent stock sale will increase our float by approximately 25%, which we believe will positively impact our stock trading liquidity.”

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in acquisitions and the development and operation of oil and natural gas properties. Its primary assets are located in the Permian Basin of west Texas and New Mexico. Earthstone is listed on the New York Stock Exchange under the symbol “ESTE.” For more information, visit Earthstone’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: to the extent to which recent sales of Earthstone’s shares of Class A common stock improve the future trading liquidity of such shares, Earthstone’s ability to successfully integrate recent acquisitions, including the pending acquisition of Novo Oil & Gas Holdings, LLC (“Novo Acquisition”); risks relating to any unforeseen liabilities related to the Novo Acquisition; and other risks and uncertainties described in Earthstone’s annual report on Form 10-K for the year ended December 31, 2022, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact
Clay Jeansonne
Investor Relations
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
713-379-3080
CJeansonne@earthstoneenergy.com